As filed with the Securities and Exchange Commission on August 5, 2009.

Registration No. [    ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3725387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

103 JFK Parkway

Short Hills, NJ 07078

(Address of principal executive offices, including zip code)

The Dun & Bradstreet Corporation 2009 Stock Incentive Plan

(Full title of the plan)

Jeffrey S. Hurwitz

Senior Vice President, General Counsel and Corporate Secretary

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

(973) 921-5500

(Name, address and telephone number of agent for service)

Copies to:

Steven T. Giove, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☑        Accelerated filer   ☐         Non-accelerated filer   ☐        Smaller reporting company  ☐

(Do not check if a smaller

reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1), par value $0.01 per share	5,400,000	$71.46	$385,884,000	$21,533

(1)	The shares of common stock, par value $0.01 per share (“Common Stock”), are issuable pursuant to The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of additional shares of Common Stock of The Dun & Bradstreet Corporation (the “Registrant”) that may be offered or delivered under the Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares of Common Stock on the New York Stock Exchange on August 3, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated as of their respective dates in this Registration Statement by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

(c) the Registrant’s Current Reports on Form 8-K dated January 28, 2009, February 4, 2009, April 29, 2009, May 21, 2009, June 1, 2009 and July 30, 2009; and

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 27, August 18, September 11 and September 14, 2000, as amended by the description contained in the Registrant’s Form 8-A dated September 15, 2000.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Jeffrey S. Hurwitz, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company, has rendered an opinion to the legality of the Common Stock offered hereby. Mr. Hurwitz holds shares and options for shares in the Company.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjusted to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Article VI of the Restated Certificate of Incorporation of the Registrant (“Certificate of Incorporation”), as amended effective October 1, 2000, and the form of Indemnification Agreement (“Indemnification Agreement”) provide that the Registrant shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, including appeals, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The Certificate of Incorporation also provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

The indemnification rights conferred by the Certificate of Incorporation and the Indemnification Agreement are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled or permitted by contract, the Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law. The Certificate of Incorporation and the Indemnification Agreement also state that the Registrant may provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

The Registrant has in effect insurance policies in the amount of $150,000,000 for directors’ and officers’ liability insurance.

The Certificate of Incorporation provides that the Registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

The Indemnification Agreement provides for partial indemnification should the director or officer be entitled to a portion of expenses incurred and for indemnification for any expenses incurred to enforce the Indemnification Agreement. If a court determines that indemnification is unavailable to a director or officer, the Indemnification Agreement provides that the Registrant must, to the full extent permitted by law and the Indemnification Agreement, contribute to the payment of expenses with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in an amount that is just and equitable in the circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey, on this 5th day of August, 2009.

THE DUN & BRADSTREET CORPORATION (Registrant)

By:	/s/ Steven W. Alesio
Name: Steven W. Alesio Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Jeffrey S. Hurwitz, Esq. and Anastasios G. Konidaris and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 5th day of August, 2009.

Signature	Title

/s/ Steven W. Alesio Steven W. Alesio	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Anastasios G. Konidaris Anastasios G. Konidaris	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Anthony Pietrontone Jr. Anthony Pietrontone Jr.	Principal Accounting Officer and Corporate Controller

/s/ Austin A. Adams Austin A. Adams	Director

/s/ John W. Alden John W. Alden	Director

/s/ Christopher J. Coughlin Christopher J. Coughlin	Director

/s/ James N. Fernandez James N. Fernandez	Director

/s/ Jonathan J. Judge Jonathan J. Judge	Director

/s/ Sara Mathew Sara Mathew	Director

/s/ Victor A. Pelson Victor A. Pelson	Director

/s/ Sandra E. Peterson Sandra E. Peterson	Director

/s/ Michael R. Quinlan Michael R. Quinlan	Director

/s/ Naomi O. Seligman Naomi O. Seligman	Director

/s/ Michael J. Winkler Michael J. Winkler	Director

EXHIBIT INDEX

Number	Title of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant, as amended effective October 1, 2000 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, file number 1-15967, filed October 4, 2000) and Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A to the Rights Agreement, dated as of August 15, 2000, between the Registrant (f.k.a.The New D&B Corporation) and Computershare Limited (f.k.a. EquiServe Trust Company, N.A.), as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, file number 1-5967, filed September 15, 2000).

4.2	Second Amended and Restated Bylaws of the Registrant, as amended effective May 5, 2009 (incorporated by reference to Exhibit 3.2 to the Registrant’s Corporation Quarterly Report on Form 10-Q dated May 7, 2009).

4.3	The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q dated May 7, 2009).

5*	Opinion of Jeffrey S. Hurwitz, Esq. regarding the validity of the securities being registered.

23.1*	Consent of Jeffrey S. Hurwitz, Esq. (included in Exhibit 5).

23.2*	Consent of PricewaterhouseCoopers LLP.

24*	Powers of Attorney (included on signature page).

*	Filed herewith.